Smart Balance Holds Annual Stockholders Meeting

Saddle Brook, N.J. (May 12, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) today held its Annual Meeting of Stockholders in Saddle Brook, New Jersey.

Stockholders elected Stephen Hughes and James Lewis to serve three-year terms on the Board of Directors.  In addition, stockholders ratified the selection of Ehrhardt Keefe Steiner & Hottman as the Company’s independent auditors for the 2010 calendar year and approved the Amended and Restated Financial Performance Incentive Program.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit http://www.smartbalance.com.

Media Contact:	Investor Contact:

Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300